Exhibit 99.1

WELLPOINT REPORTS FIRST QUARTER 2012 RESULTS

•	Net income was $2.53 per share, including net investment gains of $0.19 per share

•	Operating revenue increased 3.4 percent from the prior year quarter to $15.2 billion

•	Medical enrollment totaled approximately 33.7 million members as of March 31, 2012

•	Full year 2012 net income is now expected to be at least $7.84 per share, including net investment gains of $0.19 per share

Indianapolis, Ind. – April 25, 2012 – WellPoint, Inc. (NYSE: WLP) today announced that first quarter 2012 net income was $856.5 million, or $2.53 per share, including net investment gains of $62.4 million after-tax, or approximately $0.19 per share. Net income in the first quarter of 2011 was $926.6 million, or $2.44 per share, including net investment gains of $35.6 million after-tax, or approximately $0.09 per share.

Excluding the net investment gains in each period, adjusted net income was $2.34 per share in the first quarter of 2012, compared with adjusted net income of $2.35 per share in the prior year quarter (refer to page 12 for a reconciliation to the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles, or “GAAP”).

“Our first quarter results exceeded our expectations and were driven by improved performance in the Senior business and continued strong operating results in our Commercial segment. We also executed well in the capital management areas of our company,” said Angela F. Braly, chair, president and chief executive officer. “We are moving forward with our initiatives to create a lower cost operating model, both in terms of medical costs and administrative expense, with best-in-class service for our customers, and we believe this strategy will drive long-term growth and success as the health care system evolves over time.”

“Operating cash flow was slightly favorable to our first quarter plan, while days in claims payable rose 1.2 days and claim inventory levels remained low. These metrics support the quality of our first quarter performance, as we are continuing to make investments for future growth. We are increasing our full year adjusted earnings per share guidance to at least $7.65,” said Wayne S. DeVeydt, executive vice president and chief financial officer.

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment totaled approximately 33.7 million members at March 31, 2012, a decrease of 525,000 members, or 1.5 percent, from approximately 34.2 million at March 31, 2011. Membership in the Local Group and National businesses declined by 464,000 and 284,000, respectively, as the Company repositioned product offerings in the New York small group market and adjusted its administrative fee structure for certain National Accounts in 2012. Enrollment was also impacted by in-group membership attrition and competitive situations in certain Local Group markets.

The declines in Local Group and National were partially offset by membership growth in the Senior and State Sponsored businesses. Senior membership increased by 165,000, which included 57,000 members from the acquisition of CareMore in the third quarter of 2011. The growth in Senior also reflected the Company’s geographic expansion into new Medicare Advantage service areas for 2012. State Sponsored enrollment increased by 59,000, due primarily to growth in existing programs.

Operating Revenue: Operating revenue totaled approximately $15.2 billion in the first quarter of 2012, an increase of $495.4 million, or 3.4 percent, from approximately $14.7 billion in the first quarter of 2011. Approximately $266 million of the increase related to the inclusion of CareMore business in the first quarter of 2012. The remaining increase was driven by rate increases designed to cover overall cost trends and growth in Senior membership, partially offset by the decline in Local Group membership.

Benefit Expense Ratio: The benefit expense ratio was 83.3 percent in the first quarter of 2012, an increase of 120 basis points from 82.1 percent in the first quarter of 2011. The benefit expense ratio was in-line with the Company’s expectation and reflected an increase in the Local Group business, as the first quarter of 2011 benefited from lower than anticipated medical costs. The benefit expense ratio for State Sponsored business also increased from the prior year quarter due to higher medical costs and the impact of state budgetary pressures. These increases were partially offset by a decline in the Senior benefit expense ratio.

Medical Cost Trend: For the full year of 2012, the Company continues to expect that underlying Local Group medical cost trend will be in the range of 7.0 percent, plus or minus 50 basis points. Unit cost increases continue to be the primary driver of overall medical cost trend.

Days in Claims Payable: Days in Claims Payable (“DCP”) as of March 31, 2012, was 41.8 days, an increase of 1.2 days from 40.6 days at December 31, 2011, due to slower claim receipt speed. The increase reflected lower benefit expense per day in the first quarter of 2012, partially offset by a decrease in medical claims payable.

SG&A Expense Ratio: The SG&A expense ratio was 14.3 percent in the first quarter of 2012, an increase of 10 basis points from 14.2 percent in the first quarter of 2011. The increase was driven by the inclusion of CareMore business and costs related to a national branding campaign in the first quarter of 2012, predominantly offset by the impact of higher operating revenue.

Operating Cash Flow: Operating cash flow in the first quarter of 2012 totaled $1.2 billion, or 1.4 times net income, and was slightly favorable to the Company’s expectation. First quarter operating cash flow was positively impacted by receipt of the April 2012 monthly payment from the Centers for Medicare & Medicaid Services, which totaled approximately $520 million. First quarter operating cash flow was also unfavorably impacted by approximately $160 million due to payment delays related to the Medi-Cal and Healthy Families programs, which are expected to be received in the second quarter of 2012. Operating cash flow totaled $1.1 billion, or 1.2 times net income, in the first quarter of 2011.

Share Repurchase Program: During the first quarter of 2012, the Company repurchased approximately 10.2 million shares of its common stock for $679.8 million. As of March 31, 2012, the Company’s remaining Board-approved share repurchase authorization was approximately $3.7 billion.

Cash Dividend: During the first quarter of 2012, the Company paid a quarterly dividend of $0.2875 per share, representing a distribution of cash totaling $95.8 million.

Investment Portfolio & Capital Position: During the first quarter of 2012, the Company recorded net investment gains of $96.0 million pre-tax, consisting of net realized gains from the sale of securities totaling $106.9 million, partially offset by other-than-temporary impairments totaling $10.9 million. In the first quarter of 2011, the Company recorded net investment gains of $54.7 million pre-tax, consisting of net realized gains from the sale of securities totaling $57.1 million, partially offset by other-than-temporary impairments totaling $2.4 million.

As of March 31, 2012, the Company’s net unrealized gain position in the investment portfolio was $1.1 billion, consisting of net unrealized gains on fixed maturity and equity securities totaling $752.5 million and $355.9 million, respectively. As of March 31, 2012, cash and investments at the parent company totaled approximately $1.8 billion.

REPORTABLE SEGMENTS

WellPoint, Inc. has the following reportable segments: Commercial Business, which includes the Local Group, National, UniCare and Specialty Products lines of business; Consumer Business, which includes the Individual, Senior and State Sponsored lines of business; and Other, which includes Comprehensive Health Solutions, FEP business, National Government Services, inter-segment sales and expense eliminations, and corporate expenses not allocated to the other reportable segments.

WellPoint, Inc.

Reportable Segment Highlights

(Unaudited)

(In millions)	Three Months Ended March 31
	2012	2011	Change
Operating Revenue
Commercial Business	$8,506.5	$8,564.1	(0.7%)
Consumer Business	4,750.4	4,234.4	12.2%
Other	1,893.3	1,856.3	2.0%

Total Operating Revenue	15,150.2	14,654.8	3.4%

Operating Gain
Commercial Business	$991.8	$1,125.1	(11.8%)
Consumer Business	217.7	205.8	5.8%
Other	3.1	19.4	(84.0%)

Total Operating Gain	1,212.6	1,350.3	(10.2%)

Operating Margin
Commercial Business	11.7%	13.1%	(140	)bp
Consumer Business	4.6%	4.9%	(30	)bp
Total Operating Margin	8.0%	9.2%	(120	)bp

Commercial Business: Operating gain in the Commercial segment was $991.8 million in the first quarter of 2012, a decrease of $133.3 million, or 11.8 percent, from $1.1 billion in the first quarter of 2011. This was driven by an increase in the benefit expense ratio for Local Group business, as the first quarter of 2011 benefitted from lower than anticipated medical costs. Operating margin in the Commercial segment was 11.7 percent for the first quarter of 2012.

Consumer Business: Operating gain in the Consumer segment was $217.7 million in the first quarter of 2012, an increase of $11.9 million, or 5.8 percent, compared with $205.8 million in the first quarter of 2011. The increase in operating gain was driven by the Senior business and reflected the Company’s actions to improve results in its Medicare Advantage products. The improvement in Senior was partially offset by a deterioration in State Sponsored performance due to higher medical costs and the impact of state budgetary pressures.

Other: Operating gain in the Other segment was $3.1 million in the first quarter of 2012, a decline of $16.3 million, or 84.0 percent, compared with $19.4 million in the first quarter of 2011. The decline reflected higher unallocated corporate expenses in the current year quarter.

OUTLOOK

Full Year 2012:

•

Net income is now expected to be at least $7.84 per share, including net investment gains of $0.19 per share from the first quarter of 2012. Excluding the net investment gains, adjusted net income is now expected to be at least $7.65 per share (refer to page 12).

•	Year-end medical enrollment is now expected to be approximately 33.6 million members, consisting of approximately 20.2 million self-funded members and approximately 13.4 million fully insured members.

•	Operating revenue is now expected to total approximately $61.2 billion.

•	The benefit expense ratio is now expected to be approximately 85.1 percent.

•	The SG&A expense ratio is now expected to be approximately 13.9 percent.

•	Operating cash flow is expected to be at least $2.9 billion.

Basis of Presentation

1.	Operating revenue and operating gain are the key measures used by management to evaluate performance in each reporting segment. Operating gain is defined as operating revenue less benefit expense, selling expense and general and administrative expense. Operating gain is used to analyze profit or loss on a segment basis. Consolidated operating gain is a non-GAAP measure.

2.	Operating margin is defined as operating gain divided by operating revenue. Consolidated operating margin is a non-GAAP measure.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (“EDT”) to discuss the company’s first quarter earnings results and 2012 outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

888-423-3268 (Domestic)	800-475-6701 (Domestic Replay)
651-291-5254 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 226533. The replay will be available from 11 a.m. EDT today until the end of the day on May 9, 2012. The call will also be available through a live webcast at www.wellpoint.com. A webcast replay will be available following the call.

Contacts:

Investor Relations	Media
Michael Kleinman, 317-488-6713	Kristin Binns, 917-697-7802

About WellPoint, Inc.

At WellPoint, we believe there is an important connection between our members’ health and well-being—and the value we bring our customers and shareholders. So each day we work to improve the health of our members and their communities. And, we can make a real difference since we have nearly 34 million people in our branded health plans, and more than 62 million people served through our subsidiaries. As an independent licensee of the Blue Cross and Blue Shield Association, WellPoint serves members as the Blue Cross licensee for California; the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as the Blue Cross Blue Shield licensee in 10 New York City metropolitan and surrounding counties and as the Blue Cross or Blue Cross Blue Shield licensee in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), and Wisconsin. In a majority of these service areas, WellPoint’s plans do business as Anthem Blue Cross, Anthem Blue Cross and Blue Shield, Blue Cross and Blue Shield of Georgia and Empire Blue Cross Blue Shield, or Empire Blue Cross (in the New York service areas). WellPoint also serves customers throughout the country as UniCare and in certain California, Arizona and Nevada markets through our CareMore subsidiary. Additional information about WellPoint is available at www.wellpoint.com.

WellPoint, Inc.

Membership Summary

(Unaudited and in Thousands)

				Change from
	March 31,	December 31,	March 31,	December 31,	March 31,
	2012	2011	2011	2011	2011
Medical Membership
Customer Type
Local Group	14,757	15,212	15,221	(3.0%)	(3.0%)

National Accounts	7,178	7,401	7,515	(3.0%)	(4.5%)
BlueCard	5,005	4,935	4,952	1.4%	1.1%

Total National	12,183	12,336	12,467	(1.2%)	(2.3%)

Individual	1,852	1,846	1,864	0.3%	(0.6%)
State Sponsored	1,867	1,867	1,808	—	3.3%
Senior	1,497	1,471	1,332	1.8%	12.4%
FEP	1,517	1,519	1,506	(0.1%)	0.7%

Total Medical Membership	33,673	34,251	34,198	(1.7%)	(1.5%)

Funding Arrangement
Self-Funded	20,211	20,506	20,486	(1.4%)	(1.3%)
Fully-Insured	13,462	13,745	13,712	(2.1%)	(1.8%)

Total Medical Membership	33,673	34,251	34,198	(1.7%)	(1.5%)

Reportable Segment
Commercial	26,940	27,548	27,688	(2.2%)	(2.7%)
Consumer	5,216	5,184	5,004	0.6%	4.2%
Other	1,517	1,519	1,506	(0.1%)	0.7%

Total Medical Membership	33,673	34,251	34,198	(1.7%)	(1.5%)

Other Membership
Behavioral Health	24,710	25,135	25,206	(1.7%)	(2.0%)
Life and Disability	4,940	5,012	5,053	(1.4%)	(2.2%)
Dental	3,849	4,046	3,992	(4.9%)	(3.6%)
Managed Dental	4,128	4,162	4,332	(0.8%)	(4.7%)
Vision	4,270	3,783	3,661	12.9%	16.6%
Medicare Advantage Part D	586	575	536	1.9%	9.3%
Medicare Part D Stand-Alone	590	667	672	(11.5%)	(12.2%)

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended March 31
(In millions, except per share data)	2012	2011	Change
Revenues
Premiums	$14,138.5	$13,684.1	3.3%
Administrative fees	995.8	962.0	3.5%
Other revenue	15.9	8.7	82.8%

Total operating revenue	15,150.2	14,654.8	3.4%

Net investment income	169.0	184.8	(8.5%)
Net realized gains on investments	106.9	57.1	87.2%

Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(13.7)	(4.8)	(185.4%)
Portion of other-than-temporary impairment losses recognized in other comprehensive income	2.8	2.4	16.7%

Net other-than-temporary impairment losses recognized in income	(10.9)	(2.4)	(354.2%)

Total revenues	15,415.2	14,894.3	3.5%

Expenses
Benefit expense	11,771.9	11,228.0	4.8%
Selling, general and administrative expense
Selling expense	393.3	397.0	(0.9%)
General and administrative expense	1,772.4	1,679.5	5.5%

Total selling, general and administrative expense	2,165.7	2,076.5	4.3%
Interest expense	109.1	105.9	3.0%
Amortization of other intangible assets	58.7	56.8	3.3%

Total expenses	14,105.4	13,467.2	4.7%

Income before income taxes	1,309.8	1,427.1	(8.2%)

Income tax expense	453.3	500.5	(9.4%)

Net income	$856.5	$926.6	(7.6%)

Net income per diluted share	$2.53	$2.44	3.7%

Diluted shares	339.0	379.3	(10.6%)
Benefit expense as a percentage of premiums	83.3%	82.1%	120	bp
Selling, general and administrative expense as a percentage of total operating revenue	14.3%	14.2%	10	bp
Income before income tax expense as a percentage of total revenues	8.5%	9.6%	(110	)bp

WellPoint, Inc.

Consolidated Balance Sheets

	March 31, 2012	December 31, 2011
(In millions)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,279.1	$2,201.6
Investments available-for-sale, at fair value:
Fixed maturity securities	16,196.5	15,913.1
Equity securities	1,224.4	1,188.1
Other invested assets, current	21.6	14.8
Accrued investment income	167.3	172.0
Premium and self-funded receivables	3,722.1	3,402.9
Other receivables	943.2	943.9
Income taxes receivable	—	105.8
Securities lending collateral	715.5	871.4
Deferred tax assets, net	353.3	424.8
Other current assets	1,920.6	1,859.0

Total current assets	27,543.6	27,097.4

Long-term investments available-for-sale, at fair value:
Fixed maturity securities	245.3	246.8
Equity securities	29.3	28.8
Other invested assets, long-term	1,041.3	1,003.7
Property and equipment, net	1,454.6	1,418.1
Goodwill	13,858.6	13,858.7
Other intangible assets	7,878.1	7,931.7
Other noncurrent assets	445.7	433.6

Total assets	$52,496.5	$52,018.8

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$5,403.3	$5,489.0
Reserves for future policy benefits	60.8	55.1
Other policyholder liabilities	2,257.6	2,278.2

Total policy liabilities	7,721.7	7,822.3
Unearned income	1,624.1	926.5
Accounts payable and accrued expenses	2,809.9	3,124.1
Income taxes payable	265.8	—
Security trades pending payable	146.8	51.7
Securities lending payable	715.9	872.5
Short-term borrowings	100.0	100.0
Current portion of long-term debt	910.8	1,274.5
Other current liabilities	1,660.1	1,654.1

Total current liabilities	15,955.1	15,825.7

Long-term debt, less current portion	8,462.5	8,420.9
Reserves for future policy benefits, noncurrent	752.3	730.7
Deferred tax liability, net	2,773.2	2,724.0
Other noncurrent liabilities	1,025.0	1,029.3

Total liabilities	28,968.1	28,730.6
Shareholders’ equity
Common stock	3.3	3.4
Additional paid-in capital	11,369.0	11,679.2
Retained earnings	11,921.1	11,490.7
Accumulated other comprehensive income	235.0	114.9

Total shareholders’ equity	23,528.4	23,288.2

Total liabilities and shareholders’ equity	$52,496.5	$52,018.8

WellPoint, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31
(In millions)	2012	2011
Operating activities
Net income	$856.5	$926.6
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains on investments	(106.9)	(57.1)
Net other-than-temporary impairment losses recognized in income	10.9	2.4
Loss on disposal of assets	0.3	0.6
Deferred income taxes	59.9	44.7
Amortization, net of accretion	155.2	127.3
Depreciation expense	23.5	23.4
Share-based compensation	32.5	22.6
Excess tax benefits from share-based compensation	(19.3)	(22.6)
Changes in operating assets and liabilities, net of effect of business combinations:
Receivables, net	(302.3)	(268.2)
Other invested assets	(21.3)	(11.9)
Other assets	(74.3)	(160.3)
Policy liabilities	(79.0)	309.4
Unearned income	697.6	156.6
Accounts payable and accrued expenses	(388.3)	(344.1)
Other liabilities	(2.9)	(67.3)
Income taxes	391.0	443.8
Other, net	(10.0)	(11.0)

Net cash provided by operating activities	1,223.1	1,114.9

Investing activities
Purchases of fixed maturity securities	(3,252.4)	(2,965.0)
Proceeds from sales and maturities of fixed maturity securities	3,209.1	3,336.3
Purchases of equity securities	(100.4)	(133.8)
Proceeds from sales of equity securities	163.7	74.9
Purchases of other invested assets	(34.7)	(34.2)
Proceeds from sales of other invested assets	3.8	7.6
Changes in securities lending collateral	156.6	111.6
Purchases of subsidiaries, net of cash acquired	(1.2)	—
Purchases of property and equipment	(123.8)	(101.9)
Other, net	(0.6)	(13.4)

Net cash provided by investing activities	20.1	282.1

Financing activities
Net income per diluted share	37.8	763.1
Repayment of long-term borrowings	(350.8)	(700.8)
Changes in securities lending payable	(156.6)	(111.7)
Adjusted net income per diluted share	23.2	27.9
Repurchase and retirement of common stock	(679.8)	(741.6)
Cash dividends	(95.8)	(92.8)
Proceeds from issuance of common stock under employee stock plans	35.7	47.5
Excess tax benefits from share-based compensation	19.3	22.6

Net cash used in financing activities	(1,167.0)	(785.8)

Effects of foreign currency exchange rate changes on cash and cash equivalents	1.3	2.0

Change in cash and cash equivalents	77.5	613.2
Cash and cash equivalents at beginning of period	2,201.6	1,788.8

Cash and cash equivalents at end of period	$2,279.1	$2,402.0

WellPoint, Inc.

GAAP Reconciliation

(Unaudited)

WellPoint, Inc. has referenced “Adjusted Net Income” and “Adjusted Net Income Per Share,” non-GAAP measures, in this document. These non-GAAP measures are not intended to be alternatives to any measure calculated in accordance with GAAP. Rather, these non-GAAP measures are intended to aid investors when comparing WellPoint, Inc.’s financial results among periods. A reconciliation of these measures to the most directly comparable measures calculated in accordance with GAAP is presented below.

	Three Months Ended
(In millions, except per share data)	March 31, 2012	March 31, 2011	Change
Net income	$856.5	$926.6	(7.6%)
Subtract (net of tax):
Net investment gains, net of tax expense of $33.6 and $19.1, respectively	(62.4)	(35.6)

Net adjustment items	(62.4)	(35.6)

Adjusted net income	$794.1	$891.0	(10.9%)

Diluted shares	339.0	379.3	(10.6%)

Net income per diluted share	$2.53	$2.44	3.7%
Adjusted net income per diluted share	$2.34	$2.35	(0.4%)

Full Year 2012 Outlook
Net income per diluted share	$7.84
Subtract (per diluted share amounts):
Net investment gains from the first quarter of 2012	(0.19)

Net adjustment items	(0.19)

Adjusted net income per diluted share	$7.65

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES

LITIGATION REFORM ACT OF 1995

WellPoint and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”), including statements in this press release, in presentations, in filings with the Securities and Exchange Commission, or SEC, in reports to shareholders and in meetings with analysts and investors. The projections referenced in this press release are forward-looking and they are intended to be covered by the safe harbor for “forward-looking statements” provided by PSLRA. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”, “intend”, “estimate”, “project” and similar expressions are intended to identify forward-looking statements, which generally are not historical in nature. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in our public filings with the SEC; increased government participation in, or regulation or taxation of health benefits and managed care operations, including, but not limited to, the impact of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010; the outcome of the proceeding pending before the U.S. Supreme Court challenging the constitutionality of such acts; trends in health care costs and utilization rates; our ability to secure sufficient premium rates including regulatory approval for and implementation of such rates; our ability to contract with providers consistent with past practice; competitor pricing below market trends of increasing costs; reduced enrollment, as well as a negative change in our health care product mix; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon and funding risks with respect to revenue received from participation therein; a downgrade in our financial strength ratings; litigation and investigations targeted at health benefits companies and our ability to resolve litigation and investigations within estimates; medical malpractice or professional liability claims or other risks related to health care services provided by our subsidiaries; our ability to repurchase shares of our common stock and pay dividends on our common stock due to the adequacy of our cash flow and earnings and other considerations; non-compliance by any party with the Express Scripts, Inc. pharmacy benefit management services agreement, which could result in financial penalties, our inability to meet customer demands, and sanctions imposed by government entities, including the Centers for Medicare & Medicaid Services; events that result in negative publicity for us or the health benefits industry; failure to effectively maintain and modernize our information systems and e-business organization and to maintain good relationships with third party vendors for information system resources; events that may negatively affect our license with the Blue Cross and Blue Shield Association; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; intense competition to attract and retain employees; unauthorized disclosure of member sensitive or confidential information; changes in the economic and market conditions, as well as regulations that may negatively affect our investment portfolios and liquidity; possible restrictions in the payment of dividends by our subsidiaries and increases in required minimum levels of capital and the potential negative effect from our substantial amount of outstanding indebtedness; general risks associated with mergers and acquisitions; various laws and provisions in our governing documents that may prevent or discourage takeovers and business combinations; future public health epidemics and catastrophes; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Except to the extent otherwise required by federal securities law, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in our SEC reports.